FORM NSAR
Q77.O Transactions effected pursuant to Rule 10F3

Fidelity Magellan Fund

Series Number	Fund	Trade Date	Settle Date	Security Name:	Size of Offering:	Aggregate Offering Value	Price:	Shares Purchased	Transaction Value	Underwriter Fidelity Purchased From	Underwriting Members:(1)	Underwriting Members:(2)	Underwriting Members:(3)	Underwriting Members:(4)	Underwriting Members:(5)	Underwriting Members:(6)	Underwriting Members:(7)
1	MAGELLAN FUND	30-Jul-03	5-Aug-03	NetGear Inc	7,000,000	$ 98,000,000	$14.00	2,000.00	$ 28,000	GRKL	Lehman Brothers	Merrill Lynch Pierce Fenner & Smith Inc	UBS Securities LLC	Fidelity Capital Markets	US Bancorp Piper Jaffray Inc	SG Cowen Securities Corp	Chatsworth Securities LLC
1	MAGELLAN FUND	30-Jul-03	5-Aug-03	NetGear Inc	7,000,000	$ 98,000,000	$14.00	2,700.00	$ 37,800	LEHM	Lehman Brothers	Merrill Lynch Pierce Fenner & Smith Inc	UBS Securities LLC	Fidelity Capital Markets	US Bancorp Piper Jaffray Inc	SG Cowen Securities Corp	Chatsworth Securities LLC
1	MAGELLAN FUND	30-Jul-03	5-Aug-03	NetGear Inc	7,000,000	$ 98,000,000	$14.00	26,500.00	$ 371,000	LEHM	Lehman Brothers	Merrill Lynch Pierce Fenner & Smith Inc	UBS Securities LLC	Fidelity Capital Markets	US Bancorp Piper Jaffray Inc	SG Cowen Securities Corp	Chatsworth Securities LLC
1	MAGELLAN FUND	12-Nov-03	18-Nov-03	Tessera Technologies	7,500,000	$ 97,500,000	$13.00	31,500.00	$ 409,500	LEHMAN BROS INC	Merrill Lynch Pierce Fenner & Smith Inc	Needham & Co.Inc.	WIT Soundview	Fidelity Capital Markets	Oppenheimer Funds Distributor	Chatsworth Securities LLC	DA Davidson & Co. Inc.